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                                                                    EXHIBIT 10.7

                           EXIGENT DIAGNOSTICS, INC.
                              709 Swedeland Road
                                 P.O. Box 1539
                           King of Prussia, PA 19406


Cedar Capital Investors
767 Third Avenue, Suite 36A
New York, New York 10017
Attn.:  Anthony P. Brenner

                           Re: Consulting Engagement
                               ---------------------

Ladies and Gentlemen:

          This letter sets forth the terms upon which Exigent Diagnostics, Inc. ("Exigent") has engaged Cedar Capital Investors ("CCI") to provide certain consulting services in connection with securing the next round of financing for Exigent. The services are expected to include phone consultation, meetings with interested financing sources, review of funding proposals and general strategy development (the "Services"). Generally, Exigent will not expect CCI to participate in early stage presentations to potential funding sources, but instead will rely on CCI for advice in connection with (i) devising overall strategies designed to obtain funding and (ii) the actual negotiation of financing agreements with funding sources selected by Exigent. Exigent will use its reasonable best efforts to provide CCI with advance notice of critical meetings.

          It is agreed that Anthony P. Brenner will be the CCI representative to fulfill CCI's obligations to provide the Services. CCI will make Mr. Brenner's services available when reasonably requested by Exigent on an as needed basis until the next round of financing is complete. The Services to be performed by Mr. Brenner are in addition to his duties and responsibilities as a member of Exigent's Board of Directors and Chairman of Exigent's Compensation Committee. Either Exigent or CCI may cancel this letter agreement at any time by written notice to the other party, but cancellation will not affect Exigent's obligation to compensate CCI as hereafter provided for services rendered prior to the date of cancellation.

          CCI will invoice Exigent on a biweekly basis for time incurred to perform the Services, for travel time and for all direct out of pocket expenses paid by CCI in performance of the Services. CCI will be compensated hereunder as follows:

     Exigent hereby grants to CCI non-qualified stock options for the purchase of 15,000 shares of Exigent's Common Stock ("Options"). The Options will have an exercise price of $.0l per share and, once vested as provided below, will remain exercisable until the tenth anniversary of the date of this letter. Options will vest at the rate of'200 shares per hour of Services performed, and at the rate of 100 shares per hour of travel time outside the New York City metropolitan area. Once vested, Options will be immediately exercisable. Options not vested prior to June 1, 1998 will lapse. Should CCI incur more
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     than 75 hours of billable time performing Services, Exigent will either (a)
     grant additional options to CCI (which additional options would have all of the same terms and conditions as the Options hereby granted), or (b) compensate CCI in cash at an hourly rate of $300 per hour for Services performed and at an hourly rate of $150 per hour for travel time outside the New York City metropolitan area. The Options are subject to the terms and conditions of the 1996 Incentive and Non-Qualified Stock Option Plan of Exigent, a copy of which has been delivered to you. As such, this grant is subject to approval by the Board of Directors of Exigent. Upon exercise of Options, which will occur pursuant to Exigent's standard Non-Qualified
     Stock Option Agreement, you will be required to become a party to the Shareholders Agreement among Exigent and its shareholders dated as of December 4, 1996, as hereafter amended from time to time.

Additionally, Exigent will reimburse CCI in cash for all direct out of pocket expenses incurred in provision of Services hereunder as follows: (i) for travel expenses (e.g. transportation, hotel and meals) promptly after presentation of normal and customary receipts setting forth the amounts actually incurred; and
(ii) at the rate of $7.50 per hour of Services performed during a particular period for all other expenses, including telephone, computer, facsimile, duplicating and other miscellaneous expenses.

          Exigent hereby confirms that in connection with performing Services CCI and its employees will be entitled to the benefits of the indemnification provisions contained in Exigent's Bylaws at Article VIII thereof, as in effect from time to time.

          Should the terms of this letter agreement be satisfactory to you, please sign one copy and return it to me and retain the other for your files. Exigent looks forward to working with you in completing its next round of financing.

                              Sincerely,

                              /s/ W. Vickery Stoughton
                              W. Vickery Stoughton
                              Chairman and Chief Executive Officer

Accepted and agreed to
this 8th day of August, 1997.

Cedar Capital Investors

By:/s/ Anthony P. Brenner
   -----------------------------
     Anthony P. Brenner

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